Exhibit 99.1

Aveanna HEALTHCARE ANNOUNCES SUCCESSFUL DEBT REFINANCING

Atlanta, Georgia (September 18, 2025) -- Aveanna Healthcare Holdings Inc. (“Aveanna”) (Nasdaq: AVAH) today announced the closing of its refinanced first lien credit facility. The refinanced credit facility provides for the refinancing of the $886.0 million principal balance of existing first lien term loans, the additional borrowing of $439.0 million in incremental first lien term loans, and the upsize of its revolving credit facility from $170.3 million of maximum availability to $250.0 million of maximum availability. The combined $1.325 billion first lien term loans' maturity dates were extended to 2032, and the revolving credit facility’s maturity date was extended from 2028 to 2030.

Proceeds from the incremental first lien term loans were used to repay in full the existing second lien term loans in the amount of $415.0 million, and as a result, the second lien term loan facility was subsequently terminated.

Barclays Bank PLC and Jeffries Finance LLC served as co-lead arrangers.

“This refinancing marks another important milestone in the company's continued momentum,” said Matt Buckhalter, Chief Financial Officer. “By extending maturities and increasing our available liquidity, including our undrawn revolving facility, we have strengthened our balance sheet and enhanced our ability to execute on our strategy. This progress reflects the strong operating performance we've delivered and the confidence our financing partners have in our business."

“This successful refinancing reflects our operating performance and the proven value of our national home care platform,” said CEO, Jeff Shaner. “We are grateful to our capital partners for their unwavering support of our mission and their commitment to our continued growth and expansion.”

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 38 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Investor Contact

Matt Buckhalter

Chief Financial Officer

ir@aveanna.com